Exhibit 4.2

Motorola Solutions, Inc.

OFFICERS’ CERTIFICATE

Pursuant to Sections 102, 201, 301 and 303 of the Indenture dated as of August 19, 2014 (the “Indenture”) between Motorola Solutions, Inc. (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), the undersigned officers of the Company do hereby certify as follows in connection with the issuance of the Company’s 4.850% Senior Notes due 2030, 5.200% Senior Notes due 2032 and 5.550% Senior Notes due % Senior Notes due 2035 (together, the “Securities”) under the Indenture:

1.

All conditions precedent under the Indenture to the issuance and authentication of the Securities and the delivery of the Securities to or upon the written order of the Company have been complied with.

2.	The undersigned have read the conditions referred to in paragraph 1 above.

3.	The statements of the undersigned contained herein are based upon their participation in the issuance of the Securities and a review of the Indenture.

4.

Each of the undersigned has made such examination or investigation as is necessary in the undersigned’s opinion to enable the undersigned to express an informed opinion as to whether the conditions referred to in paragraph 1 above have been complied with.

5.	In the opinion of the undersigned, the forms and terms of the Securities have been established in conformity with the provisions of the Indenture.

6.

The (i) terms of each series of Securities of the Company to be issued under the Indenture are set forth in Annex A hereto and the section entitled “Description of the Notes” included in the Company’s Prospectus Supplement dated June 2, 2025 to the Prospectus dated February 23, 2024 (the “Prospectus Supplement”), which section is herein incorporated by reference and (ii) the form of each series of Securities of the Company to be issued under the Indenture are set forth in Annex B hereto. The form and terms of each series of Securities have been established pursuant to a Board Resolution (as defined in the Indenture) dated May 27, 2025 delegating authority to the officers executing this Officers’ Certificate to approve the terms and the forms of the Securities as set forth herein.

[Signatures follow on next page]

IN WITNESS WHEREOF, the undersigned have signed their respective signatures on this certificate on this 16th day of June, 2025.

/s/ Kristin Kruska
Name:	Kristin Kruska
Title:	Corporate Vice President, Transactions, Corporate & Securities Law and Secretary

/s/ Uygar Gazioglu
Name:	Uygar Gazioglu
Title:	Senior Vice President, Finance & Treasurer

[Signature Page to Officers’ Certificate (Indenture)]

ANNEX A

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Officers’ Certificate

Capitalized terms used but not defined herein shall have the meaning given to such terms in the Indenture.

1. The title of each series of Securities authorized hereby shall be the “4.850% Senior Notes due 2030” (the “2030 Notes”), the “5.200% Senior Notes due 2032” (the “2032 Notes”) and the “5.550% Senior Notes due 2035” (the “2035 Notes” and, together with the 2030 Notes and the 2032 Notes, the “Notes”) of the Company.

2. The aggregate principal amount of 2030 Notes that may be authenticated and delivered under the Indenture in accordance with this Officers’ Certificate is initially limited to $600,000,000, except for 2030 Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other 2030 Notes pursuant to Section 304, 305, 906, 1107 or 1303 of the Indenture and except for any 2030 Notes which, pursuant to Section 303, are deemed never to have been authenticated and delivered under the Indenture; provided, however, that the Company may, without the consent of the Holders of the 2030 Notes, create and issue additional 2030 Notes ranking equally with the previously outstanding 2030 Notes and otherwise similar in all respects (other than the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional 2030 Notes or the first payment of interest following the issue date of such additional 2030 Notes) so that such additional 2030 Notes would be consolidated and form a single series with the 2030 Notes. The aggregate principal amount of 2032 Notes that may be authenticated and delivered under the Indenture in accordance with this Officers’ Certificate is initially limited to $500,000,000, except for 2032 Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other 2032 Notes pursuant to Section 304, 305, 906, 1107 or 1303 of the Indenture and except for any 2032 Notes which, pursuant to Section 303, are deemed never to have been authenticated and delivered under the Indenture; provided, however, that the Company may, without the consent of the Holders of the 2032 Notes, create and issue additional 2032 Notes ranking equally with the previously outstanding 2032 Notes and otherwise similar in all respects (other than the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional 2032 Notes or the first payment of interest following the issue date of such additional 2032 Notes) so that such additional 2032 Notes would be consolidated and form a single series with the 2032 Notes. The aggregate principal amount of 2035 Notes that may be authenticated and delivered under the Indenture in accordance with this Officers’ Certificate is initially limited to $900,000,000, except for 2035 Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other 2035 Notes pursuant to Section 304, 305, 906, 1107 or 1303 of the Indenture and except for any 2035 Notes which, pursuant to Section 303, are deemed never to have been authenticated and delivered under the Indenture; provided, however, that the Company may, without the consent of the Holders of the 2035 Notes, create and issue additional 2035 Notes ranking equally with the previously outstanding 2035 Notes and otherwise similar in all respects (other than the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional 2035 Notes or the first payment of interest following the issue date of such additional 2035 Notes) so that such additional 2035 Notes would be consolidated and form a single series with the 2035 Notes.

3. The principal of the 2030 Notes shall be payable on August 15, 2030, the principal of the 2032 Notes shall be payable on August 15, 2032 and the principal of the 2035 Notes shall be payable on August 15, 2035.

4. The 2030 Notes shall bear interest at the rate of 4.850% per annum, the 2032 Notes shall bear interest at the rate of 5.200% per annum and the 2035 Notes shall bear interest at the rate of 5.550% per annum, in each case from the June 16 issue date. Interest on the Notes of each series shall be payable semi-annually on February 15 and August 15, commencing February 15, 2026, until the principal thereof is paid or made available for payment. Each such February 15 or August 15 shall be an “Interest Payment Date” for the Notes of each series. The February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date shall be the “Regular Record Date” for the interest payable on such Interest Payment Date.

5. The principal of and interest on the Notes shall be payable at the Corporate Trust Office of the Trustee; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee inside the United States. Principal of and interest on the Notes issued in the form of Global Securities shall be payable to the Depositary in accordance with its applicable procedures.

6. The Notes shall not be entitled to the benefit of any sinking fund and shall not be convertible or exchangeable into shares of the Company’s Common Stock.

7. The Notes shall be registered as Registered Securities.

8. The Notes shall be initially issued as permanent Global Securities under an arrangement with The Depository Trust Company (“DTC”). The Notes of a series will not be delivered to beneficial owners in definitive, certificated form unless (i) (x) DTC or its nominee notifies the Company that it is unwilling or unable to continue as Depositary for the Global Securities representing the Notes of such series, or (y) DTC ceases to be qualified as required by the Indenture, and a successor Depositary is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, (ii) the Company instructs the Trustee in accordance with the Indenture that the Global Securities representing the Notes of such series will be so exchangeable, or (iii) there shall have occurred and be continuing an Event of Default or an event which after notice or lapse of time would be an Event of Default with respect to the series of Notes represented by such Global Securities.

9. Payments of principal and interest on the Notes shall be paid to DTC or its nominee as the registered owner of the Notes.

10. Prior to July 15, 2030 (one month prior to the stated maturity of the 2029 Notes) in the case of the 2030 Notes, prior to June 15, 2032 (two months prior to the stated maturity of the 2032 Notes) in the case of the 2032 Notes, and prior to May 15, 2035 (three months prior to the maturity date of the 2035 Notes) in the case of the 2035 Notes (in each case, with respect to the applicable series of Notes, the “par call date”), the Company may redeem the applicable series of Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the applicable series of Notes matured on the par call date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Company’s Prospectus Supplement dated June 2, 2025 to the Prospectus dated February 23, 2024 (the “Prospectus Supplement”)) plus 15 basis points in the case of the 2030 Notes, 15 basis points in the case of the 2032 Notes and 20 basis points in the case of the 2035 Notes less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the applicable series of Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the Redemption Date. On or after the applicable par call date, the Company may redeem the applicable series of Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the applicable series of Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date. The Company’s actions and determinations in determining any Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

11. Notice of any redemption (other than a Special Mandatory Redemption (as defined below)) will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed. In the case of a partial redemption, selection of the Notes for redemption will be made in accordance with the applicable procedures of the Depositary. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes of a series are held by DTC (or another Depositary), the redemption of the Notes of such series shall be conducted in accordance with the policies and procedures of the Depositary. Unless the Company defaults in payment of the Redemption Price on the Notes of a series, on and after the Redemption Date interest will cease to accrue on the Notes of such series, or portions thereof, called for redemption. Prior to 11:00 a.m. on the Redemption Date, the Company will deposit with a Paying Agent (or the Trustee) money sufficient to pay the Redemption Price of and accrued interest on the Notes to be redeemed on that date.

12. Notice of any redemption of the Notes of any series in connection with a corporate transaction (including any equity offering, an incurrence of indebtedness or a transaction involving a Change of Control (as defined in the Prospectus Supplement) of the Company) may, at the Company’s discretion, be given prior to the completion thereof and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date. In addition, the Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

13. Upon the occurrence of a Change of Control Repurchase Event (as defined in the Prospectus Supplement), unless the Company has exercised its right to redeem all of the Notes of a series, the Company will be required to make an offer to each Holder of the Notes of such series to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest to, but not including, the date of repurchase. Such offer will be conducted in accordance with the procedures described in the Prospectus Supplement. Notwithstanding the foregoing, the Company will not be required to make an offer to repurchase the Notes of either series upon the occurrence a Change of Control Repurchase Event if a third party makes such an offer to repurchase such Notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all the Notes of such series properly tendered and not withdrawn under its offer.

14. If (x) the consummation of the acquisition (the “Silvus Acquisition”) by the Company of all of the issued and outstanding equity interests of Silvus Technologies Holdings Inc. (“Silvus”) does not occur on or before the later of (i) the date that is five Business Days after May 22, 2026 and (ii) the date that is five Business Days after any later date to which the Company, Silvus Technologies Group LLC (“Silvus Seller”) and Silvus may agree to extend the “Outside Date” as defined in the Purchase and Sale Agreement dated May 27, 2025, as it may be amended or supplemented from time to time (the “Purchase Agreement”), by and among the Company, Silvus Seller and Silvus (the later of such dates, the “extended termination date”) or (y) the Company notifies the Trustee that the Company shall not pursue the consummation of the Silvus Acquisition (the earlier of the date of delivery of such notice as described in clause (y) and the extended termination date, the “Special Mandatory Redemption Trigger Date”), the Company shall be required to redeem all outstanding 2030 Notes and 2032 Notes (the “Mandatorily Redeemable Notes”) at a redemption price equal to 101% of the aggregate principal amount of the Mandatorily Redeemable Notes, plus accrued and unpaid interest, if any, to, but excluding the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”) (such redemption, “Special Mandatory Redemption”). For purposes of the foregoing, the Silvus Acquisition shall be deemed consummated if the closing under the Silvus Acquisition occurs, including after giving effect to any amendments or modifications to the Purchase Agreement or waivers thereunder acceptable to the Company.

In the event that the Company becomes obligated to redeem the Mandatorily Redeemable Notes pursuant to the Special Mandatory Redemption, the Company shall promptly, and in any event not more than 10 Business Days after the Special Mandatory Redemption Trigger Date, deliver or cause to be delivered to the registered Holders of the Mandatorily Redeemable Notes notice of the Special Mandatory Redemption that includes the date upon which such Notes shall be redeemed (the “Special Mandatory Redemption Date”) which date shall be no later than the third Business Day following the date of such notice. At the Company’s request attaching the form of notice of Special Mandatory Redemption (delivered to the Trustee at least one Business Day prior to the date such notice is to be sent (or such shorter period as the Trustee may agree)), the Trustee shall promptly mail, or deliver electronically if such Notes are held by any

Depositary (including, without limitation, DTC) in accordance with such Depositary’s customary procedures, such notice of Special Mandatory Redemption to each registered Holder of Mandatorily Redeemable Notes to be redeemed at its registered address. Unless the Company defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest shall cease to accrue on the Notes to be redeemed.

Notwithstanding the foregoing, installments of interest on any series of Mandatorily Redeemable Notes that are due and payable on Interest Payment Dates falling on or prior to the Special Mandatory Redemption Date shall be payable on such Interest Payment Dates to the registered Holders as of the close of business on the relevant Regular Record Dates in accordance with the Notes and the Indenture.

15. The provisions of Sections 1402 (defeasance) and 1403 (covenant defeasance) of the Indenture shall be applicable to all series of Notes.

ANNEX B

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Officers’ Certificate

[See Exhibits 4.3, 4.4. and 4.5 filed with this Form 8-K on June 16, 2025]

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